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                                                                     EXHIBIT 8.1

                    [LETTERHEAD OF THOMPSON & KNIGHT L.L.P.]



                                  April 1, 2002




Transition Auto Finance IV, Inc.
Transition Leasing Management, Inc.
8144 Walnut Hill Lane, Number 680
Dallas, Texas 75231

         Re: 9% Secured Redeemable Promissory Notes (the "Notes") in the Aggregate Principal Amount of $10,000,000

Gentlemen:


         We have acted as special tax counsel to Transition Auto Finance IV, Inc., a Texas corporation (the "Corporation"), in connection with the transactions described in that certain Registration Statement on Form SB-2 (File No. 333-70350) originally filed by the Company with the Securities and Exchange Commission on September 27, 2001, as thereafter amended or supplemented (the "Registration Statement"). The Corporation has requested the opinion set forth below regarding the disclosure set forth in the Registration Statement under "Material Federal Income Tax Considerations -- Tax Consequences to Noteholders" and "Material Federal Income Tax Considerations -- Certain Federal Income Tax Liabilities of the Company and Transition Leasing."


         The facts, as we understand them to be, are as set forth in the Registration Statement and the exhibits thereto. As to various questions of fact material to the opinion expressed below, we have relied upon the disclosures made by you in the Registration Statement without independent check or verification of the accuracy of such representations.

         We also have examined such other documents and records pertaining to the transactions described in the Registration Statement that have been furnished to us by you in connection with the opinion hereinafter set forth. In making our examinations, we have assumed the genuineness of all signatures and the authenticity and accuracy of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents. Additionally, we have assumed that all transactions detailed in the Registration Statement will be completed in the manner described therein.



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Transistion Auto IV, Inc.
April 1, 2002
Page 2



         On the basis of the foregoing, we adopt as our opinion the disclosures, to the extent that they constitute legal conclusions or opinions as opposed to matters of fact, contained in the sections of the Registration Statement entitled "Material Federal Income Tax Considerations -- Tax Consequences to Noteholders" and "Material Federal Income Tax Considerations -- Certain Federal Income Tax Liabilities of the Company and Transition Leasing," and we confirm that such disclosures are accurate in all material respects and address fairly the material federal income tax considerations discussed therein. We make no representation as to any factual matter stated in the sections of the Registration Statement referenced above. This opinion is based on certain statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and courts having jurisdiction over such matters, all of which are subject to change, either prospectively or retroactively.

         We consent to the use of our name in the sections of the Registration Statement entitled "Material Federal Income Tax Considerations" and "Legal Matters."



                                       THOMPSON & KNIGHT L.L.P.



                                       By: /s/ Thornton Hardie III
                                           Thornton Hardie III, Partner